Exhibit 99(b)(1)

EUR 2,750,000,000

CREDIT FACILITY AGREEMENT

dated 21 May 2010

SAP AG

as Borrower

BARCLAYS CAPITAL

DEUTSCHE BANK AG

as Mandated Lead Arrangers

DEUTSCHE BANK LUXEMBOURG S.A.

as Agent

and

Others

SYNDICATED DUAL-CURRENCY

TERM LOAN FACILITY AGREEMENT

I

23.	Changes to the Borrower	80

24.	Role of the Agent and the Mandated Lead Arrangers	81

25.	Conduct of Business by the Finance Parties	88

26.	Sharing Among the Finance Parties	88

27.	Payment Mechanics	91

28.	Set-off	94

29.	Notices	94

30.	Calculations and Certificates	96

31.	Partial Invalidity	96

32.	Remedies and Waivers	97

33.	Amendments and Waivers	97

34.	Confidentiality	100

35.	Governing Law	106

36.	Jurisdiction	106

37.	Conclusion of this Agreement (Vertragsschluss)	106

SCHEDULE 1 The Original Lenders		107

SCHEDULE 2 Conditions Precedent		108

SCHEDULE 3 Requests		110

SCHEDULE 4 Mandatory Cost Formulae		113

SCHEDULE 5 Forms of Transfer and Assignment Certificates		116

SCHEDULE 6 Existing Security		122

SCHEDULE 7 Confidentiality Undertaking		123

SCHEDULE 8 Timetables		128

SCHEDULE 9 Reservations		130

SCHEDULE 10 Form of Increase Confirmation		133

II

SCHEDULE 11 Form of Receipt Notice	136

SCHEDULE 12 Permitted Transferees	137

SIGNATURES	139

III

THIS AGREEMENT is dated 21 May 2010 and made between:

(1)	SAP AG (the “Borrower”);

(2)	BARCLAYS CAPITAL and DEUTSCHE BANK AG (the “Mandated Lead Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(4)	DEUTSCHE BANK LUXEMBOURG S.A. as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acquisition” means the indirect acquisition by the Borrower through BidCo, in one or more steps, of 100 per cent. of the Target Shares pursuant to the Acquisition Agreement effected through:

(a)	the Offer;

(b)	an exercise (if any) by BidCo of the Top-up Option; and

(c)	following consummation of the Offer, the Merger.

“Acquisition Agreement” means the Agreement and Plan of Merger dated as of 12 May 2010 among SAP America, Inc., BidCo, the Borrower and the Target in respect of the Acquisition, together with any other related agreement or side letter (if any) entered into by any member of the Group (other than a member of the Target Group) in relation thereto.

“Acquisition Utilisation” means any Utilisation made or to be made for any of the purposes referred to in paragraph (a)(i) of Clause 3.1 (Purpose) including (other than for purposes of determining a Specified Time) the refinancing from borrowings under the Facility of the financing of any such purposes from sources other than the Facility.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the European foreign exchange market at or about 12:00 noon on a particular day.

“Assignment Certificate” means a certificate substantially in the form set out in Part II (Form of Assignment Certificate) of Schedule 5 (Forms of Transfer and Assignment Certificates) or in any other form agreed between the Agent and the Borrower.

“Assignment Date” means, in relation to an assignment pursuant to Clause 22.2(d) (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Assignment Date specified in the Assignment Certificate; and

(b)	the date on which the Agent accepts the Assignment Certificate.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	the effective date of termination, if any, of the Acquisition Agreement prior to the date the Acquisition is consummated; and

(b)	31 December 2010.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Available Net Proceeds” means, in relation to any Relevant Event, such part of the Net Proceeds as the Borrower has effectively received.

“Base Currency” means Euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment, consolidation or division of the Loan.

“BidCo” means Sheffield Acquisition Corp., a corporation incorporated under the laws of Delaware, United States of America, with address at 3999 West Chester Pike, Newton Square, Pennsylvania 19073, United States of America, a wholly owned Subsidiary of SAP America, Inc., a wholly owned Subsidiary of the Borrower.

“Break Costs” means the amount (if any) by which:

(a)	the interest (but excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, London and Luxembourg and:

(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day.

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on the date on which the Acquisition has been consummated.

“Certain Funds Utilisation” means a Utilisation made or to be made under the Facility during the Certain Funds Period (subject always to such Utilisation being made within the Availability Period).

“Clean-up Date” means the date falling 180 days after the date on which the Target has become a Subsidiary of the Borrower.

“Clean-up Default” means each and any Event of Default referred to in Clauses 21.2 (Other obligations) (but only insofar as it relates to a Clean-up Undertaking), 21.3 (Misrepresentation) and 21.4 (Cross default) and any event or circumstance specified in any of those Clauses which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing, all as provided for in this Agreement) be an Event of Default.

“Clean-up Undertaking” means each and any of the undertakings specified in Clauses 20.3 (Negative pledge) and 20.4 (Disposals).

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidential Information” means all information relating to the Borrower, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 34 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known (and has been lawfully obtained) by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Debt Capital Markets Financing” has the meaning given to it in Clause 8.3 (Mandatory prepayment and cancellation from Debt Capital Markets Financings and Target Disposal Events).

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period under the Finance Documents and the giving of notice under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has:

(i)	failed to make its participation in a Loan available in accordance with Clause 5.4 (Lenders’ participation) unless such failure is caused by administrative or technical error and payment is made within 5 Business Days of its due date; or

(ii)	notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation),

unless the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

(b)	which has otherwise rescinded or repudiated a Finance Document or has expressly declared its intention to rescind or repudiate a Finance Document;

(c)	in respect of which there has been appointed a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer (other than, in relation to a Dutch Lender, the appointment of a trustee (curator) under or pursuant article 1:76 of the Dutch Act on Financial Supervision (Wet op het financieel toezicht) to the extent that such appointment is not publicly disclosed); or

(d)	in respect of which a moratorium or any other measure under section 46a of the German Banking Act (Kreditwesengesetz) is imposed or a similar or related measure is taken by a competent regulator in any other jurisdiction.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 (as amended).

“EURIBOR” means, in relation to any Loan in Euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;

as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Euro Proceeds Amount” has the meaning given to it in Clause 8.3 (Mandatory prepayment and cancellation from Debt Capital Markets Financings and Target Disposal Events).

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means the Syndication and Fees Letter and any other letter or letters dated on or about 7 May 2010 between the Mandated Lead Arrangers and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, the Mandate Letter, any Fee Letter, any Increase Confirmation and any other document designated as such by the Agent and the Borrower.

“Finance Parties” means the Agent, the Mandated Lead Arrangers and the Lenders.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to the issue of bonds, notes, debentures or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any currency or interest derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price of any currency or interest rate (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(h)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above,

provided that, for the purposes of Clause 21.4 (Cross Default) only, the items referred to in paragraphs (b), (d), (e) and (g) above shall be disregarded and accordingly for the purposes of Clause 21.4 (Cross Default) only, paragraph (h) above shall be construed as referring to the items referred to in paragraphs (a), (c) and (f) above only.

“French Company” means any member of the Group incorporated or otherwise organised under the laws of France.

“GAAP” means generally accepted accounting principles in the Federal Republic of Germany (“German GAAP”) in effect as of the date to which the respective financial statements relate and consistently applied except that:

(a)	in respect of any consolidated financial statements of the Group “GAAP” means U.S. GAAP or IFRS or any other accounting principles which the Borrower may legally be required to adhere to; and

(b)	in respect of any unconsolidated financial statements of the Borrower “GAAP” includes IFRS if such unconsolidated financial statements are permitted by applicable law to be prepared on such basis instead of German GAAP.

“Group” means the Borrower and its Subsidiaries from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 of the European Parliament and the Council of the European Union to the extent applicable to the relevant financial statements.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Information Package” means any document in the form approved by the Borrower concerning the Group which, at the Borrower’s request and on its behalf, is to be prepared in relation to the transactions contemplated by the Transaction Documents and distributed by the Mandated Lead Arrangers or any of them to selected financial institutions after the date of this Agreement in connection with syndication.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Major Default” has the meaning given to that term in Clause 4.4 (Certain Funds Period).

“Major Obligation” has the meaning given to that term in Clause 4.4 (Certain Funds Period).

“Major Representation” has the meaning given to that term in Clause 4.4 (Certain Funds Period).

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate 66 2/3 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2/3 per cent. or more of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate 66 2/3 per cent. or more of all the Loans then outstanding.

“Mandate Letter” means the letter dated 7 May 2010, which has been signed by the Borrower on 12 May 2010 between, inter alia, the Mandated Lead Arrangers and the Borrower.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means 0.65 per cent. per annum initially, increasing to 0.725 per cent. per annum as of 15 July 2010, to 0.80 per cent. per annum as of 15 September 2010 and to 0.90 per cent. per annum as of 1 January 2011.

“Margin Stock” has the meaning as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America.

“Material Adverse Effect” means an event or development that has or could reasonably be expected to have a material adverse effect on the financial condition of the Borrower or the Group taken as a whole and which could adversely affect:

(a)	the ability of the Borrower to perform its payment obligations under the Finance Documents; or

(b)	the validity and/or enforceability of the Finance Documents.

“Material Subsidiary” means, from time to time, a Subsidiary of the Borrower:

(a)	whose unconsolidated turnover represents five per cent. or more of the consolidated turnover of the Group, however, excluding SAP Public Services Inc.; or

(b)	which has been determined by the Borrower as additional Material Subsidiary in accordance with Clause 20.9 (Minimum Coverage Test) to meet the Minimum Coverage Test.

For the purposes of this definition and for the purposes of determination of compliance with the Minimum Coverage Test, unconsolidated turnover of the members of the Group and consolidated turnover of the Group shall be determined and calculated initially by reference to the Original Financial Statements in conjunction with the relevant information in the Subsidiaries’ list set forth in the notes thereto under the heading “Subsidiaries, Associates and other Equity Investments” and thereafter by reference to the Borrower’s latest audited unconsolidated and consolidated annual financial statements delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements and Material Subsidiaries list) in conjunction with the relevant information in the equivalent Subsidiaries’ list set forth in the notes thereto (or otherwise accompanying the relevant financial statements, as the case may be).

Any Subsidiary of the Borrower determined by the Borrower as a Material Subsidiary as contemplated in paragraph (b) above shall constitute a Material Subsidiary only as from delivery of the respective list referred to under paragraph (b) of item 3 (Financial information) of Schedule 2 (Conditions precedent) or, as the case may be, paragraph (c) of Clause 19.1 (Financial statements and Material Subsidiaries list) in which such Subsidiary is referred to and shall cease to constitute a Material Subsidiary from the delivery of a list referred to under paragraph (c) of Clause 19.1 (Financial statements and Material Subsidiaries list) in which it is no longer referred to in accordance with the terms of this Agreement.

“Merger” means the cash merger (by way of short-form merger or pursuant to a vote of shareholders of Target) in which BidCo is merged with and into Target with Target being the surviving corporation, as a result of which:

(a)	Target will become a wholly owned (direct or indirect) Subsidiary of the Borrower; and

(b)	any Target Shares not purchased in the Offer will be cancelled and converted into the right to receive from BidCo a cash consideration:

(i)	in an amount per Target Share equal to the same price paid for Target Shares pursuant to the Offer; or

(ii)	(with respect to Target Shares held by dissenting shareholders of Target) negotiated with such shareholders or determined by a court.

“Minimum Coverage Test” has the meaning given to that term in Clause 20.9 (Minimum Coverage Test).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Net Proceeds” means the aggregate cash proceeds received by any member of the Group in relation to any Relevant Event, less the aggregate of all Taxes, non-recurring fees, commission, costs and expenses in each case reasonably and properly incurred by continuing members of the Group in connection with any such Relevant Event.

“Offer” means the cash tender offer by BidCo for any and all Target Shares made to the shareholders of the Target pursuant to the Tender Offer Documents.

“Optional Currency” means United States Dollars.

“Original Financial Statements” means the Borrower’s consolidated and unconsolidated audited financial statements for its financial year ended 31 December 2009.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Qualifying Lender” has the meaning given to it in Clause 13.1 (Definitions).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined the day which is:

(a)	(for the Base Currency) two TARGET Days before the first day of that period; or

(b)	(for the Optional Currency) two London Business Days before the first day of that period,

unless market practice differs in the European interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Receipt Date” has the meaning given to it in Clause 8.3 (Mandatory prepayment and cancellation from Debt Capital Markets Financings and Target Disposal Events).

“Receipt Notice” means a notice substantially in the form set out in Schedule 11 (Form of Receipt Notice).

“Reference Banks” means the offices of the Agent and Barclays Bank PLC or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Event” has the meaning given to it in Clause 8.3 (Mandatory prepayment and cancellation from Debt Capital Markets Financings and Target Disposal Events).

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement), Clause 18.9 (No default), Clause 18.11 (Financial Statements) to Clause 18.13 (No proceedings pending or threatened) and Clause 18.15 (Acquisition) to Clause 18.19 (Federal Reserve Regulations).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Reservations” means the reservations and qualifications as to matters of law as set out in Schedule 9 (Reservations).

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest (dingliche Sicherheit) securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II (Form of Selection Notice) of Schedule 3 (Requests) given in accordance with Clause 10.1 (Selection of Interest Periods).

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Subsidiary” means in relation to a person an entity more than fifty per cent. of the share capital and/or voting rights of which are owned directly or indirectly by such person or which is otherwise controlled (as contemplated in section 17 of the German Stock Corporation Act (Aktiengesetz)) directly or indirectly by such person.

“Syndication and Fees Letter” means the letter dated 7 May 2010, which has been signed by the Borrower on 12 May 2010 between, inter alia, the Mandated Lead Arrangers and the Borrower setting out certain of the fees referred to in Clause 12 (Fees) and certain terms and conditions in relation to the arrangement and management by the Mandated Lead Arrangers of the primary syndication.

“Syndication Date” means the date on which the Mandated Lead Arrangers notify the Borrower that a successful primary syndication has occurred and the relevant Lenders become a party to this Agreement.

“Target” means Sybase, Inc., a corporation incorporated under the laws of the State of Delaware, United States of America, with address at One Sybase Drive, Dublin CA 94568, United States of America.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Target Disposal Event” has the meaning given to it in Clause 8.3 (Mandatory prepayment and cancellation from Debt Capital Markets Financings and Target Disposal Events).

“Target Group” means Target and its Subsidiaries from time to time.

“Target Shares” means the capital stock of Target including common stock and preferred stock purchase rights associated therewith.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tender Offer Documents” means the Schedule TO filed or to be filed by the Borrower, BidCo and SAP America, Inc. with the U.S. Securities and Exchange Commission, together with the other tender offer documents included or to be included as exhibits thereto.

“Termination Date” means the second anniversary of the date of this Agreement.

“Top-up Option” means the option to acquire Target Shares from the Target or any Subsidiary thereof as provided for in the Acquisition Agreement.

“Total Commitments” means the aggregate of the Commitments being EUR 2,750,000,000 at the date of this Agreement.

“Transaction Documents” means the Finance Documents, the Acquisition Agreement and the Tender Offer Documents, as each may be amended from time to time.

“Transfer Certificate” means a certificate substantially in the form set out in Part I (Form of Transfer Certificate) of Schedule 5 (Forms of Transfer and Assignment Certificates) or in any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment and transfer by assumption of contract (Vertragsübernahme) pursuant to Clause 22.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent accepts the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“U.S. Company” means any member of the Group whose relevant jurisdiction is a state of the United States of America or the District of Columbia.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I (Form of Utilisation Request) of Schedule 3 (Requests).

“VAT” means value added tax (Umsatzsteuer) and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the “Agent”, any “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “company” or “corporation” includes a partnership;

(iv)	“consummation of the Acquisition” shall be construed to occur upon the Target having become a wholly owned (direct or indirect) Subsidiary of the Borrower, and the Acquisition being “consummated” shall be construed accordingly;

(v)	“director” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, supplemented, extended or restated;

(vii)	“gross negligence” means grobe Fahrlässigkeit and “wilful misconduct” means Vorsatz;

(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	“know your customer checks” is a reference to the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xi)	“promptly” is to be construed as “unverzüglich” (without undue delay) as contemplated for in the first paragraph of section 121 of the German Civil Code (Bürgerliches Gesetzbuch);

(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiv)	a time of day is a reference to Luxembourg time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

(e)	A reference to Barclays Capital is to Barclays Capital, the investment banking division of Barclays Bank PLC (and all such references shall include Barclays Bank PLC).

1.3	Currency Symbols and Definitions

“EUR” and “Euro” means the single currency adopted by the Participating Member States. “USD” or “United States Dollars” means the legal currency of the United States of America.

1.4	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German or French translation of a word or phrase appears in the text of this Agreement, the German or French translation of such word or phrase shall prevail.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dual-currency term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitment of a Defaulting Lender in accordance with paragraph (f) of Clause 8.6 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)	the Commitment of a Lender in accordance with Clause 8.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(i)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Borrower (each of which shall not be a member of the Group) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)	the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another (in relation to the part of the increased Commitments which the Increase Lender assumes) as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender and had the increased Commitments been original Commitments;

(iii)	each Increase Lender which is not a Lender shall become a Party as a “Lender” and any Increase Lender and each of the other

Finance Parties shall assume obligations towards one another and acquire rights against one another (in relation to the part of the increased Commitments which the Increase Lender assumes) as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender and had the increased Commitments been original Commitments;

(iv)	the Commitments of the other Lenders and, if the Increase Lender is already a Lender, its existing Commitment, shall continue in full force and effect; and

(v)	any increase in the Total Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase: the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrower and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of EUR 3,000.

(e)

The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee.

A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(f)	Clause 22.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-assignment and re-transfer by assumption of contract (Vertragsübernahme)” and “re-assignment” were references to respectively an “assignment and transfer by assumption of contract (Vertragsübernahme)” and “assignment”.

(g)	No Commitment of a Lender shall be increased without the prior consent of that Lender (acting in its absolute discretion).

(h)	With respect to any Utilisation, any increase of a Commitment pursuant to this Clause 2.2 shall be taken into account for all purposes of this Agreement (including for purposes of the operation of Clause 5.4 (Lenders’ participation)) only if the relevant Utilisation Request is delivered on or after the Business Day on which such increase takes effect in accordance with the provisions of this Clause 2.2.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the Facility in or towards:

(i)	the financing of the Acquisition by way of financing any cash consideration payable to:

(A)	shareholders of Target pursuant to the Offer;

(B)	Target (or any Subsidiary of Target) upon exercise of the Top-up Option; or

(C)	shareholders of Target pursuant to the Merger,

provided that the Borrower may for any such purpose on-lend or otherwise (including by way of one or several equity contributions) pass on amounts borrowed by it under the Facility to BidCo;

(ii)	the payment by any member of the Target Group of amounts becoming due:

(A)	in connection with any cash settlement or redemption of any outstanding options, restricted stock, stock appreciation rights and any other rights to purchase capital stock of Target; or

(B)	to employees and/or directors in relation to employee or management incentive schemes,

in connection with the change in control over the Target triggered by the Acquisition, provided that the Borrower may for such purposes on-lend or otherwise (including by way of one or several equity contributions) pass on amounts borrowed by it under the Facility to the relevant member of the Target Group;

(iii)	the payment of fees, costs and expenses incurred by the Borrower or BidCo (to whom the Borrower may for such purposes on-lend or otherwise (including by way of one or several equity contributions) pass on amounts borrowed by it under the Facility) in connection with the Acquisition, including the financing of the Acquisition; and

(iv)	the refinancing or repurchase by the Borrower or any member of the Target Group (to whom the Borrower may for such purposes on-lend or otherwise (including by way of one or several equity contributions) pass on amounts borrowed by it under the Facility) of any indebtedness of Target, including without limitation, Target’s 2009 convertible notes.

(b)	The Borrower shall be free to finance any of the purposes specified in paragraph (a) above from sources other than the Facility and refinance such financings from borrowings under the Facility.

(c)	The Borrower may separately convert any proceeds raised in Euro under this Agreement into USD prior to on-lending, otherwise passing them on or otherwise utilising them.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of (or waived delivery of) the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably and taking into account the provisos set forth in item 2.(a) and 2.(b) of Schedule 2 (Conditions precedent)). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied. Upon request of the Borrower, the Agent shall promptly issue partial conditions precedent satisfaction confirmations.

4.2	Further conditions precedent

(a)	The Borrower may not deliver a Utilisation Request for an Acquisition Utilisation unless the Agent has received (or waived delivery of) a certificate (in form and substance satisfactory to the Agent (acting reasonably)) from the Borrower that all conditions (if any) to closing of the relevant step of the Acquisition, as applicable and as specified in the Acquisition Agreement and/or the Tender Offer Documents, other than:

(i)	those that by their terms are to be satisfied at such closing; and/or

(ii)	payment of the relevant consideration,

have been met or waived. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	(in relation to an Acquisition Utilisation only) there shall not have been any public announcement by the Target’s board of directors that it has withdrawn its recommendation to holders of Target Shares that they accept the Offer and tender their Target Shares to BidCo; and

(ii)	(in relation to each Utilisation and subject to Clause 4.4 (Certain Funds Period) and Clause 4.5 (Clean-up)):

(A)	no Default is continuing or would result from the proposed Loan; and

(B)	the Repeating Representations to be made by the Borrower are true in all material respects.

(c)	The Lenders will only be obliged to comply with Clause 6.2 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, 17 or more Loans would be outstanding.

(b)	The Borrower may not request that a Loan be divided if, as a result of the proposed division, 17 or more Loans would be outstanding.

4.4	Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent) and paragraphs (a) and (b)(i) of Clause 4.2 (Further conditions precedent), during the Certain Funds Period the Lenders are obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation, unless:

(i)	on the date of the relevant Utilisation Request and/or on the proposed Utilisation Date a Major Default is continuing or would result from the proposed Certain Funds Utilisation;

(ii)	on the date of the relevant Utilisation Request and/or on the proposed Utilisation Date any Major Representation is not true in all material respects or would not be true immediately after such Certain Funds Utilisation is made; or

(iii)	at any time it has become unlawful for a Lender to perform any of its obligations under this Agreement to fund, or maintain its participation in, any loan under this Agreement.

(b)	During the Certain Funds Period and subject as provided in paragraph (a) above, none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in, or prevent or limit, the making of a Certain Funds Utilisation (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation)); or

(iv)	cancel, accelerate or cause repayment or prepayment of, or set off any amounts owing hereunder or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that the above shall be without prejudice to the operation of Clause 8.3 (Mandatory prepayment and cancellation from Debt Capital Markets Financings and Target Disposal Events) and, subject to Clause 4.5 (Clean-up), immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(c)	For the purposes of this Clause 4.4:

(i)	“Major Default” means any of the following Events of Default as set out in Clause 21 (Events of Default):

(A)	Non-payment (Clause 21.1);

(B)	Other obligations (Clause 21.2), but only insofar as relating to a Major Obligation;

(C)	Misrepresentation (Clause 21.3), but only insofar as relating to a Major Representation;

(D)	Insolvency (Clause 21.5) and Insolvency proceedings (Clause 21.6), but in each case only insofar as relating to the Borrower;

(E)	Unlawfulness (Clause 21.8); and

(F)	Invalidity/Repudiation (Clause 21.9).

(ii)	“Major Obligation” means any of the following undertakings as set out in Clause 20 (General undertakings):

(A)	Compliance with Acquisition Agreement, Tender Offer Documents and applicable laws relevant in the context of the Acquisition (Clause 20.2 (a));

(B)	Negative pledge (Clause 20.3);

(C)	Disposals (Clause 20.4);

(D)	Merger (Clause 20.5); and

(E)	Change of business (Clause 20.6).

(iii)	“Major Representation” means any of the following representations and warranties as set out in Clause 18 (Representations):

(A)	Status (Clause 18.1);

(B)	Binding obligations (Clause 18.2);

(C)	Non-conflict with laws or regulations (Clause 18.3 (a), however restricted to laws or regulations of Germany, the European Union and the United States of America (or any State thereof)) or constitutional documents (Clause 18.3 (b));

(D)	Power and authority (Clause 18.4);

(E)	Authorisations obtained (Clause 18.5); and

(F)	Target Shares (Clause 18.16).

4.5	Clean-up

(a)	Notwithstanding any other term of this Agreement but subject to paragraph (b) below:

(i)	any breach of a representation or warranty provided for in Clause 18 (Representation) or of a Clean-up Undertaking; or

(ii)	any Default constituting a Clean-up Default,

will not constitute a breach of representation or warranty, a breach of covenant or a Default (as the case may be) if:

(A)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or a Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(B)	the circumstances giving rise to it have not been procured or approved (other than by entering into the Acquisition Agreement or consummating the Acquisition) by any member of the Group (other than a member of the Target Group);

(C)	it does not have a Material Adverse Effect;

(D)	it does not affect, as from the date on which the Offer is consummated, the Borrower’s (direct or indirect) ownership of any Target Shares;

(E)	it has been notified to the Agent by the Borrower promptly upon its becoming aware thereof; and

(F)	(where capable of remedy) the Borrower after having become aware of such breach or Default has had or is having such commercially and legally reasonable steps (wirtschaftlich und rechtlich zumutbare Schritte) taken in respect of and to remedy it as are open to any member of the Group.

(b)	If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Default (as the case may be) notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies whether (or not, as applicable) it is for an Acquisition Utilisation;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of EUR 20,000,000 (or, if the currency selected is the Optional Currency, the equivalent thereof in USD); or

(ii)	if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in the Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the duration of the Interest Period relating to each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	OPTIONAL CURRENCY

6.1	Selection of currency

(a)	The Borrower shall select the currency of a Loan:

(i)	in a Utilisation Request for that Loan; or

(ii)	(in relation to a Loan that has already been made) in a Selection Notice.

(b)	If the Borrower fails to issue a Selection Notice, the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)	If the Borrower issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2	Change of currency

(a)	If a Loan is to be denominated in different currencies during two successive Interest Periods:

(i)	if the currency for the second Interest Period is the Optional Currency, the amount of the Loan in the Optional Currency will be calculated by the Agent as the amount of the Optional Currency equal to the Base Currency Amount of the Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)	(unless the Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)	(subject to paragraph (c) of Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with Clause 6.4 (Agent’s calculations).

(b)	If the Agent and the Borrower agree, the Agent shall:

(i)	apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the relevant Loan is outstanding for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the Borrower’s obligations under paragraph (a)(iii) above.

(c)	If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the Borrower, the Agent shall promptly notify the Borrower and the Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the relevant outstanding Loan for the first Interest Period) equal to the difference.

(d)	If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the Borrower, the Agent shall promptly notify the Borrower and pay the Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

6.3	Optional Currency during successive Interest Periods

(a)

If a Loan is to be denominated in the Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the relevant Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below) if the amount calculated is less than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify the

Borrower and the Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference.

(b)	If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the relevant Loan in the Optional Currency for the second Interest Period has decreased by less than 5 per cent. since it was borrowed or (if later) the most recent adjustment made under paragraph (a) above, no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.4	Agent’s calculations

(a)	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a relevant Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

(a)	The Borrower shall repay each Loan on the Termination Date.

(b)	The Borrower may not re-borrow any part of the Facility which is repaid.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, at any time, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If a person or group of persons acting in concert should in the future directly or indirectly acquire more than 50 per cent. of the shares which carry the right to vote in the Borrower, the Borrower shall promptly after having become aware of the described change of control notify the Agent thereof.

(b)

Upon such receipt of notification the Majority Lenders shall have the right by giving notice to that effect through the Agent to the Borrower within a period of 15 days following the receipt of such notification of the change of control by the Borrower to require the cancellation of the Available Facility and the repayment of all Loans on the date(s) which is (are) the earlier of (i) the date falling 60 days after such request and (ii) the last day of the then current Interest Period(s), provided that the Borrower may within five days after the receipt of such notification by the Agent request that the Lenders shall enter into good faith negotiations with the Borrower for a period no longer than 30 days from the date of the Borrower’s request with a view to agreeing a basis on which the Facility can be continued. If such agreement is reached between the Majority Lenders and the Borrower the Facility shall be continued on the agreed basis between such Lenders with cancellation of the Available Facility and the repayment of all Loans advanced under the Facility with regard to those Lenders not wishing to continue on the date(s) which is (are) the earlier of (i) the date falling thirty days after the last day of the described good faith negotiation period and (ii) the last day of the then current Interest Period(s). If no such agreement is reached between the Majority Lenders and the Borrower the Facility shall be cancelled and all Loans advanced under the Facility shall be repaid on the date(s) which is (are) the earlier of (i) the date falling thirty days after the last day of the described good faith negotiation period and (ii) the last day of the then current Interest Periods.

In this Clause 8.2 (Change of Control) “a group of persons acting in concert” is to be construed as “gemeinsam handelnde Personen” as defined in section 2 paragraph 5 of the German Wertpapiererwerbs- und Übernahmegesetz.

8.3	Mandatory prepayment and cancellation from Debt Capital Markets Financings and Target Disposal Events

(a)	Subject to paragraphs (b) through (f) below, the Borrower shall apply all Available Net Proceeds in prepayment of the Facility and (subject to paragraphs (b) through (f) below) there shall be a mandatory cancellation of Commitments from Available Net Proceeds.

(b)	The Borrower shall procure that any other member of the Group promptly up-streams any Net Proceeds resulting or arising from any Relevant Event and received by that member of the Group by way of a loan or otherwise to it.

(c)	Within 5 Business Days after the date on which any Available Net Proceeds have been received by it (the “Receipt Date”), the Borrower shall, by delivery of a Receipt Notice to the Agent, notify the Agent of the Receipt Date and the amount in the Base Currency of those Available Net Proceeds (the “Euro Proceeds Amount”).

(d)	If no Loans are outstanding under the Facility on the date of receipt by the Agent of the Receipt Notice, the Available Facility shall be cancelled, with effect from the date of receipt by the Agent of the Receipt Notice, in an aggregate amount equal to the Euro Proceeds Amount. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably.

(e)	If Loans are outstanding on the date of receipt by the Agent of the Receipt Notice, the Borrower shall apply the Euro Proceeds Amount in prepayment of the Loans (in each case on the earlier of 10 Business Days after the Receipt Date and the expiry of the Interest Period(s) current at the time of receipt by the Agent of the Receipt Notice). If and to the extent the Euro Proceeds Amount exceeds the aggregate amount to be applied in prepayment of Loans in accordance with the above (the “Excess Proceeds”), the Available Facility shall be cancelled, with effect from the date of last prepayment from the relevant Euro Proceeds Amount as set out in this paragraph (e) above, in an aggregate amount equal to the Excess Proceeds. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably.

(f)	The following additional definitions shall apply for the purposes of this Clause 8.3:

“Debt Capital Markets Financing” means any issue of debt instruments in the international or domestic capital markets (including any hybrid or convertible instruments) by a member of the Group after the date of this Agreement;

“Target Disposal Event” means any disposal to any person not being a member of the Group (including by way of flotation and whether directly or indirectly) of Target Shares, provided that the foregoing shall not apply to a disposal of any Margin Stock acquired in connection with the Acquisition;

“Relevant Event” means:

(i)	any Debt Capital Markets Financing; and

(ii)	any Target Disposal Event.

8.4	Voluntary cancellation

(a)	The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of EUR 20,000,000) of the Available Facility. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably.

(b)	Any part of the Available Commitments undrawn on the last day of the Availability Period shall be automatically cancelled in full.

8.5	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of EUR 20,000,000).

8.6	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or, (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

(d)

The Borrower may, in the circumstances set out in paragraph (a) above, on 5 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent such assignment and transfer by assumption of contract (Vertragsübernahme) is permitted by applicable laws and regulations, that Lender shall) assign and transfer by assumption of contract (Vertragsübernahme) pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender (without prejudice to Clause 16.1 (Mitigation)); and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(f)	Without prejudice to Clause 33.4 (Replacement of a Defaulting Lender):

(i)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 4 Business Days’ notice of cancellation of the Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

8.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No part of the Facility which is prepaid or repaid may be reborrowed.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice (including a Receipt Notice) under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR in relation to any Loan in Euro, or LIBOR in relation to any Loan in the Optional Currency; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If the Borrower fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue, subject to paragraph (c) below, on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of one per cent. and the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	Any amounts accruing under this Clause 9.3 shall be payable by the Borrower following request by the Agent on the last day of the respective Interest Period selected by the Agent or determined in accordance with paragraph (c) below.

(c)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be the sum of one per cent. and the rate which would have applied if the Unpaid Sum had not become due.

(d)	This Clause 9.3 shall not limit or affect the right of any Finance Party to demand compensation for damages exceeding the default interest payable hereunder.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 10, the Borrower may select an Interest Period of one, two, three or six months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans in the same currency; and

(ii)	end on the same date,

those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Luxembourg on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 45 per cent. of that Loan) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR or, if applicable, LIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Ticking fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.15 per cent. per annum on that Lender’s Available Commitment for the period (the “Ticking Fee Period”) commencing on the date of this Agreement until and excluding the earlier of:

(i)	the date of first Utilisation under the Facility; and

(ii)	15 September 2010.

(b)	The accrued ticking fee is payable on the last day of each successive period of three Months which ends during the Ticking Fee Period, on the last day of the Ticking Fee Period and, if a Lender’s Available Commitment is cancelled in full, on the cancelled amount of the relevant Lender’s Available Commitment at the time the cancellation is effective.

(c)	No ticking fee is payable to the Agent (for the account of a Lender) on the Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 35 per cent. of the applicable Margin on that Lender’s Available Commitment for the period commencing on the earlier of:

(i)	the date of first Utilisation under the Facility; and

(ii)	15 September 2010,

until the last day of the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the period referred to in paragraph (a) above, on the last day of the Availability Period and, if a Lender’s Available Commitment is cancelled in full, on the cancelled amount of the relevant Lender’s Available Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on the Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.3	Upfront fees

The Borrower shall pay to the Agent (for the account of the Mandated Lead Arrangers and the Original Lenders, respectively) upfront fees in the amount and at the times agreed in a Fee Letter.

12.4	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender and is:

(a)	a company resident in Germany for German tax purposes; or

(b)	a company not so resident in Germany which carries on a business in Germany through a Facility Office in Germany with which that Lender’s participation in the Loan is effectively connected; or

(c)	a partnership each member of which fulfils the prerequisites of (a) or (b) above; or

(d)	a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	is entitled under the provisions of a double taxation treaty with Germany to receive payments of interest from the Borrower without a Tax Deduction (subject to the fulfilment of any necessary procedural formalities); and

(c)	does not carry on a business in Germany through a permanent establishment or a permanent representative with which the Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Germany which makes provision for full exemption from any tax imposed by Germany on interest payments under a Finance Document.

Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.

13.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent if that Lender is not, or ceases to be a Qualifying Lender or on becoming aware in respect of a payment payable to that Lender that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) setting out the reasons in a reasonably detailed manner. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law, including legal interpretations in public letter rulings of the competent tax administration, to be made by the Borrower, the amount of the payment due from it shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. However, in no event will the Borrower be obliged to pay in excess of the amount that would have been required in respect of payments to a Qualifying Lender.

(d)	The Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by the relevant tax authorities from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party is able to demonstrate it has (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(1)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net or gross income received or receivable by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(2)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, setting out such event in reasonable detail, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

13.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement or acquires any rights hereunder in each case after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Certificate or Increase Confirmation which it executes on becoming a Party or acquiring any rights hereunder, and for the benefit of the Agent and without liability to the Borrower, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 13.5 then such New Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate, Assignment Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	Value added tax

(a)	All considerations expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any service (sonstige Leistung) made by any Finance Party to any Party under or in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT owed by such Finance Party. The Finance Party shall promptly provide an appropriate invoice in accordance with sections 14, 14a German VAT Act (Umsatzsteuergesetz) or with corresponding domestic rules of any other jurisdiction of that Finance Party. To the extent that VAT arises solely because of an exercise of an option by the Finance Party to make the service subject to VAT, sentence 2 of this paragraph shall only apply if the Borrower has given its consent to the exercise of the option, which consent shall not be unreasonably withheld.

(b)

If VAT is chargeable on any service made by any Finance Party (the “Service Provider”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such service to the Service Provider (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Service Provider (in addition to and at the same time as paying such amount) an amount equal to the amount of VAT owed by the Service Provider, paragraph (a) sentence 3 shall apply mutatis mutandis. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that service.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred and owed by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT, paragraph (a) sentence 3 shall apply mutatis mutandis.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall within three Business Days of a demand by the Agent pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting out the calculation of such Increased Costs in reasonable detail.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)	any litigation or other proceeding arising, pending or threatened against a Finance Party in connection with or arising out of its financing or arranging the financing of the Acquisition (whether or not consummated) (other than to the extent any such cost, loss or liability is caused by that Finance Party’s wilful misconduct or negligence or breach of any Finance Document) provided that:

(i)	any Finance Party must notify the Borrower promptly and in reasonable detail of any such litigation or other proceeding arising, pending or threatened (“relevant litigation”) against such Finance Party upon becoming aware of it and must keep the Borrower informed of its progress;

(ii)	any Finance Party must conduct any relevant litigation in good faith and will give careful consideration to the views of the Borrower in relation to the appointment of professional advisers and the conduct of any relevant litigation taking into account both its interests and those of the Borrower; and

(iii)	a Finance Party may only concede or compromise any claim in respect of any relevant litigation if it has:

(A)	notified the Borrower of the relevant litigation and kept the Borrower informed of its progress in accordance with sub-paragraph (i) above;

(B)	complied with sub-paragraph (ii) above and has given the Borrower the opportunity to demonstrate its interest in the concession or compromise; and

(C)	taken into account the Borrower’s legitimate interests.

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 6.2 (Change of currency).

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14.1 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the rights and obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly upon presentation of reasonably detailed statements of account pay the Agent and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall promptly upon presentation of reasonably detailed statements of account reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request.

17.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 18 in respect of itself and, where expressly stated, in respect of each Material Subsidiary or each other member of the Group or the Group taken as a whole to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It, BidCo and any other member of the Group (other than a member of the Target Group) which is a party to a Transaction Document is duly established and validly existing under the laws of its relevant jurisdiction.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

Subject to the Reservations, the obligations assumed by it, BidCo and any other member of the Group (other than a member of the Target Group) which is a party to any Transaction Document under the Transaction Documents to which the relevant person is a party are legal, valid, binding and enforceable under the laws of its jurisdiction of incorporation and the laws which are expressed to govern the relevant Transaction Document.

18.3	Non-conflict with other obligations

The entry into and performance of the Transaction Documents and the Offer to which the relevant person is a party by it, BidCo and any other member of the Group (other than a member of the Target Group) which is a party to any Transaction Document do not and will not conflict with:

(a)	(in relation to anti-trust authorisations, clearances or approvals or the lapse of any related waiting or other time periods: from and including the date of first Utilisation under the Facility) any law or regulation (in relation to anti-trust authorisations, clearances or approvals or the lapse of any related waiting or other time periods: limited to the laws and regulations of any member state of the European Union, the European Union and the United States of America (or any State thereof)) applicable to it, BidCo or such other member of the Group;

(b)	its, BidCo’s or such other member of the Group’s or any Material Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it, BidCo or such other member of the Group or any Material Subsidiary to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

18.4	Power and authority

It, BidCo and any other member of the Group (other than a member of the Target Group) which is a party to any Transaction Document has the power and corporate authority to enter into the Transaction Documents to which the relevant person is a party and perform the transactions contemplated therein.

18.5	Authorisations obtained

All Authorisations (in relation to anti-trust authorisations, clearances or approvals or the lapse of any related waiting or other time periods: limited to requirements arising under the laws and regulations of any member state of the European Union, the European Union and the United States of America (or any State thereof)) required:

(a)	to enable it, BidCo and any other member of the Group (other than a member of the Target Group) which is a party to any Transaction Document lawfully to enter into, and to perform its and BidCo’s respective obligations and the respective obligations of such other member of the Group under, the Transaction Documents to which the relevant person is a party; and

(b)	to make the Transaction Documents admissible in evidence in its, BidCo’s and such other member of the Group’s jurisdiction of incorporation,

have been obtained or effected and are in full force and effect (up to but excluding the date of first Utilisation under the Facility subject to any governmental, regulatory, competition and/or anti-trust authorisations, clearances or approvals or the lapse of any relevant waiting or other time periods under applicable law or regulation of any jurisdiction to which the Acquisition, the Acquisition Agreement or the Tender Offer Documents may be subject to).

18.6	Governing law and enforcement

Subject to the Reservations:

(a)	the choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in the Federal Republic of Germany in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.

18.10	No misleading information

(a)	Any factual information provided by the Borrower for the purposes of the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Package have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect.

(d)	To the extent that any factual information, projections or omissions referred to above relate to a member of the Target Group the representations and warranties set out herein are made to the best of its knowledge.

18.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent in accordance with applicable GAAP its financial condition and operations (consolidated in the case of consolidated financial statements) during the relevant financial year.

18.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

18.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.14	No material adverse change

No material adverse change in the assets, business or financial condition of the Borrower or the Group taken as a whole, which could adversely affect the ability of the Borrower to perform its payment obligations under the Finance Documents has occurred since the date to which the Original Financial Statements relate.

18.15	Acquisition

It, BidCo and any other member of the Group (other than a member of the Target Group) which is a party to any Transaction Document have, in transacting the Acquisition, acted in accordance with the terms of the Transaction Documents and all applicable laws and regulations (in relation to anti-trust authorisations, clearances or approvals or the lapse of any related waiting or other time periods: limited to requirements arising under the laws and regulations of any member state of the European Union, the European Union and the United States of America (or any State thereof)), in each case where non-compliance would be materially adverse to the interests of the Lenders (in their capacity as such).

18.16	Target Shares

Immediately after the making of a Utilisation to finance the Merger, all Target Shares will be legally owned (directly or indirectly) by it free of any Security.

18.17	Investment Company Act

It is not an “investment company” within the meaning of the Investment Company Act of 1940 of the United States of America.

18.18	ERISA

It and its Subsidiaries are in compliance with ERISA, except to the extent failure to comply could not reasonably be expected to have a Material Adverse Effect.

18.19	Federal Reserve Regulations

The proceeds of the Facility will not be used to buy or carry Margin Stock in violation of Regulations T, U or X of the board of governors of the US Federal Reserve System.

18.20	Repetition

(a)	The Repeating Representations are made or deemed to be made by the Borrower (in each case by reference to the facts and circumstances then existing):

(i)	on the Syndication Date; and

(ii)	on the date of each Utilisation Request and Selection Notice in the related Utilisation Request or Selection Notice and on the first day of each Interest Period.

(b)	The representations set out in Clauses 18.10 (No misleading information) and 18.14 (No material adverse change) are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the Syndication Date.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements and Material Subsidiaries list

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited unconsolidated annual financial statements for that financial year; and

(ii)	the audited consolidated annual financial statements of the Group for that financial year;

(b)

as soon as the same become available, but in any event within 90 days after the end of the relevant financial quarter of each of its financial years and only to the extent produced, its unaudited interim reports published pursuant to section 66 of the Exchange Rules (Börsenordnung) for the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) for the first, the second and the third quarter of each of its financial years; and

(c)	together with each set of audited consolidated annual financial statements of the Group, a list of Material Subsidiaries evidencing compliance with the Minimum Coverage Test.

19.2	Requirements as to financial statements

(a)	Each set of annual financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements and Material Subsidiaries list) shall be certified by two directors of the Borrower as in accordance with applicable GAAP fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	Each set of annual financial statements delivered by the Borrower pursuant to paragraph (a)(ii) of Clause 19.1 (Financial statements and Material Subsidiaries list) shall contain or be accompanied by a Subsidiaries’ list substantially equivalent to the Subsidiaries’ list set forth in the notes to the Original Financial Statements under the heading “Subsidiaries, Associates and other Equity Investments”.

(c)	The Borrower shall subject to Clause 19.2(d) and (e) (Requirements as to financial statements) below procure that each set of financial statements of the Borrower delivered pursuant to Clause 19.1 (Financial statements and Material Subsidiaries list) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower, unless in relation to any set of financial statements, it notifies the Agent that there has been a material change in GAAP, the accounting practices or reference periods in each case referred to in the notes, if any, to such financial statements provided that the Borrower is not obliged to make such notification referred to in this paragraph prior to supplying the financial statements to which such notification relates in accordance with Clause 19.1 (Financial statements and Material Subsidiaries list). Upon such notification the Agent acting reasonably shall be entitled to request the Borrower to deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Borrower’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and the Borrower’s Original Financial Statement provided that nothing herein shall be interpreted so as to entitle the Agent to request any information from the Borrower the generation of which is either unduly onerous or impracticable for the Borrower.

(d)	The Borrower may change the accounting principles applied to:

(i)	the consolidated financial statements of the Group from US GAAP to IFRS or any other accounting principles which the Borrower may legally be required to adhere to; and

(ii)	the unconsolidated financial statements of the Borrower from German GAAP to IFRS, if such unconsolidated financial statements are permitted by applicable law to be prepared on such basis instead of German GAAP.

The Borrower shall notify the Agent of such change of the accounting principles when for the first time supplying the financial statements prepared on such changed basis in accordance with Clause 19.1 (Financial statements and Material Subsidiaries list). In the event of any such change to the basis on which the relevant financial statements are prepared the Borrower shall upon request of the Agent promptly supply the Agent with sufficient information in form and substance as may be reasonably required by the Agent, prepared on the same basis as the Original Financial Statements to enable the Lenders to make a proper comparison between the financial position shown by any set of financial statements prepared on such changed basis and that under the Original Financial Statements, provided that nothing herein shall be interpreted so as to entitle the Agent to request any information from the Borrower the generation of which is either unduly onerous or impracticable for the Borrower and further provided that the Agent may only request such information with regard to the set of financial statements supplied pursuant to Clause 19.1(a) or 19.1(b) (Financial statements and Material Subsidiaries list) as the case may be to which the notification referred to above relates and in addition:

(i)	if such notification is in relation to a set of financial statements supplied pursuant to Clause 19.1(a)(ii) (Financial statements and Material Subsidiaries list) the next set of financial statements supplied pursuant to Clause 19.1(b) (Financial statements and Material Subsidiaries list); or

(ii)	if such notification is in relation to a set of financial statements supplied pursuant to Clause 19.1(b) (Financial statements and Material Subsidiaries list) the next set of financial statements supplied pursuant to Clause 19.1(a)(ii) (Financial statements and Material Subsidiaries list).

(e)	Nothing herein shall be interpreted so as to limit the right of the Borrower to prepare:

(i)	consolidated financial statements of the Group applying US GAAP accounting principles and parallel consolidated financial statements of the Group applying IFRS accounting principles or any other accounting principles which the Borrower may legally be required to adhere to, as the case may be; or

(ii)	unconsolidated financial statements of the Borrower applying German GAAP accounting principles and parallel unconsolidated financial statements of the Borrower applying IFRS accounting principles,

provided that the Borrower shall not be obliged to notify the Agent of such parallel accounting. Upon the occurrence of a change as contemplated in Clause 19.2(d) (Requirements as to financial statements) the Lenders acting through the Agent however may not request the information referred to in Clause 19.2(d) (Requirements as to financial statements) if and to the extent the Borrower has provided a set of financial statements prepared on the basis of the accounting principles applied in parallel with each set of financial statements supplied pursuant to Clause 19.1(a) and 19.1(b) (Financial statements and Material Subsidiaries list) immediately prior to such change.

19.3	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched in paper form by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which if adversely determined are reasonably likely to have a Material Adverse Effect;

(c)	promptly, all official orders and Authorisations obtained in relation to the Acquisition Agreement and the Offer (if any);

(d)	regularly, at any time following the signing of the Acquisition Agreement by the parties thereto but only until the Offer is closed, information as to the status and progress of the Offer;

(e)	promptly, at any time following the signing of the Acquisition Agreement by the parties thereto but only until the Acquisition is consummated, the details of any amendment or change to, or waiver and/or consent granted under, the Acquisition Agreement and/or the Tender Offer Documents (other than those that are not permitted to be disclosed under applicable laws or regulation or of a minor or technical nature or that do not affect the interests of the Finance Parties in their capacity as such); and

(f)	promptly, such other appropriate information regarding the financial condition, business and operations of the Group and (until the Acquisition has been consummated, to the extent accessible and permitted to be disclosed) of Target and the Target Group as the Agent or any Finance Party (through the Agent) may reasonably request in accordance with generally established customary banking practice and/or regulatory requirements. However, no information shall be requested with reference to generally established customary banking practice if this information does not fall into the type and scope of information required to be publicly disclosed under the current Exchange Rules (Börsenordnung) for the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) published by Deutsche Börse AG regarding issuers whose shares are admitted for trading in the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange and are quoted in the related “Prime Standard” segment, taking into account any disclosure exemptions agreed between the Borrower and Deutsche Börse AG.

19.4	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.5	Use of Websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

19.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or the composition of the shareholders of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or assignment and transfer by assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by assumption of contract (Vertragsübernahme), obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall, and shall procure that BidCo and any other member of the Group (other than a member of the Target Group) that is a party to any Transaction Document will promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents to which the relevant person is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which the relevant person is a party.

20.2	Compliance

The Borrower shall:

(a)

and shall procure that BidCo and any other member of the Group (other than a member of the Target Group) that is a party to any Transaction Document will, comply in all respects with the Acquisition Agreement and the Tender Offer Documents and all applicable laws relevant in the context of the Acquisition and the Offer (in relation to anti-trust authorisations, clearances or approvals or the lapse of any related waiting or other time periods: limited to requirements arising under the laws and regulations of any member state of the European Union, the European

Union and the United States of America (or any State thereof)), in each case where non-compliance would be materially adverse to the interests of the Lenders (in their capacity as such); and

(b)	comply in all respects with all other laws to which it may be subject, if failure so to comply would have a Material Adverse Effect.

20.3	Negative pledge

(a)	The Borrower shall not (and the Borrower shall ensure that no Material Subsidiary will) create or permit to subsist any Security over any of its assets to secure Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Security listed in Schedule 6 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(ii)	any Security arising by operation of law (or by an agreement having the same effect) in the ordinary course of business;

(iii)	any Security arising under general business conditions in the ordinary course of business, including without limitation of any bank with whom the Borrower or a Material Subsidiary maintains a banking relationship in the ordinary course of business;

(iv)	any Security over assets acquired if the Security is not created in contemplation of the acquisition of that asset by the Borrower or the relevant Material Subsidiary and the principal amount secured has not been increased in contemplation of or since such acquisition and the Security is removed or discharged within 12 months of the date of the effective acquisition of such asset;

(v)

any Security over an asset of any member of the Group (other than the Borrower) which becomes a Material Subsidiary after the date of this Agreement (whether an existing member of the Group or any other entity which is acquired by a member of the Group after the date of this Agreement and upon such acquisition qualifies as Material Subsidiary) where such Security is created prior to the date on which it can be determined that the respective member of the Group has become a Material Subsidiary (such determination to be made as contemplated in the definition of “Material Subsidiary” in Clause 1.1 (Definitions)) or where the Material Subsidiary is an entity acquired after the date of this Agreement and upon such acquisition qualifies as a Material

Subsidiary, such Security is created prior to and not in contemplation of such acquisition;

(vi)	any Security arising in connection with conditional sale and retention of title agreements;

(vii)	any Security arising pursuant to or in connection with:

(1)	finance leases;

(2)	securities lending transactions (including without limitation repurchase transactions);

(3)	the sale, transfer or other disposal of receivables on recourse terms;

(4)	cash management arrangements;

(5)	netting or set-off arrangements; or

(6)	framework / master agreements relating to derivatives transactions;

(viii)	any Security over any asset held in Clearstream or Euroclear or any other securities depository or any clearing house in favour of any such securities depository or clearing house;

(ix)	any Security granted to another member of the Group;

(x)	any Security created or subsisting with the prior written consent of the Majority Lenders;

(xi)	any Security created or subsisting to secure any obligations incurred in order to comply with the requirements of section 8a of the German Altersteilzeitgesetz and/or section 7e of the German Social Security Code (Sozialgesetzbuch IV) (if and to the extent the obligations so secured constitute Financial Indebtedness);

(xii)	any Security in Margin Stock, but only to the extent Margin Stock constitutes more than 25 per cent. of the value of the assets of the Group; and

(xiii)

any Security for Financial Indebtedness the amount of which (when aggregated with the amount of any other Financial Indebtedness which has the benefit of Security not permitted under the preceding exceptions) does not exceed

Euro 250,000,000 (following conversion into Euro, if necessary) at any time.

20.4	Disposals

(a)	The Borrower shall not (and the Borrower shall ensure that no Material Subsidiary will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or a substantial part of their respective assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	made on arm’s length terms;

(iii)	made in exchange for other assets comparable or superior as to type, value and quality;

(iv)	made by one member of the Group to another member of the Group;

(v)	required by law or any governmental authority or agency; or

(vi)	of any Margin Stock acquired in connection with the Acquisition, but only to the extent such Margin Stock constitutes more than 25 per cent. of the value of the assets of the Group.

20.5	Merger

The Borrower shall not enter into any merger (Verschmelzung), unless the entity surviving the merger, in case it is the Borrower, retains, or in case it is the entity the Borrower is merged with, assumes all the obligations of the Borrower under the Finance Documents by operation of law or otherwise and the creditworthiness of such surviving entity is equal to or better than the creditworthiness of the Borrower immediately prior to the merger.

20.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

20.7	Insurance

The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or a substantially similar business where failure to do so could have a Material Adverse Effect.

20.8	Pari passu ranking

The Borrower shall procure that the payment claims of the Finance Parties against the Borrower under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

20.9	Minimum Coverage Test

Alongside Material Subsidiaries pursuant to paragraph (a) of the definition thereof in Clause 1.1 (Definitions), the Borrower shall designate further of its Subsidiaries (the selection of such Subsidiaries to be at the Borrower’s discretion) as Material Subsidiaries, initially in the list referred to under paragraph (b) of item 3 (Financial information) of Schedule 2 (Conditions precedent) and thereafter in any list referred to in paragraph (c) of Clause 19.1 (Financial statements and Material Subsidiaries list) if and to the extent necessary to ensure that as at the date as of which, initially, the Original Financial Statements or, thereafter, the relevant financial statements delivered pursuant to paragraph (a) (ii) of Clause 19.1 (Financial statements and Material Subsidiaries list) were drawn up, the aggregate unconsolidated turnover of:

(i)	the Material Subsidiaries pursuant to paragraph (a) of the definition thereof in Clause 1.1 (Definitions);

(ii)	the Borrower; and

(iii)	such further Subsidiaries

represents at least 75 per cent. of the consolidated turnover of the Group (such test, the “Minimum Coverage Test”) (calculated and determined as provided in the definition of “Material Subsidiary” in Clause 1.1 (Definitions)).

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default (save for Clause 21.10 (Acceleration)). Without prejudice to the provisions of this Agreement, section 490(1) of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

21.2	Other obligations

(a)	The Borrower does not comply with any other obligation of the Finance Documents.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 14 Business Days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, where the circumstances underlying such misrepresentation or incorrect or misleading statement are capable of remedy, is not remedied within 14 Business Days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the representation or statement being incorrect or misleading.

21.4	Cross default

(a)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 21.4 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than EUR 20,000,000 (or its equivalent in any other currency or currencies).

21.5	Insolvency

(a)	The Borrower or any of its Material Subsidiaries is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with any class of its creditors with a view to rescheduling any of its indebtedness.

(b)	The Borrower or any of its German Material Subsidiaries is over-indebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung) or unable to pay its debt within the meaning of section 17 of the German Insolvency Code.

(c)	Any Material Subsidiary being a French Company:

(i)	is in a state of suspension of payments (cessation des paiements) or becomes insolvent for the purposes of insolvency law; or

(ii)	in order to avoid a suspension of payments (cessation des paiements), commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(d)	Any Material Subsidiary being a U.S. Company:

(i)	applies for, or consents to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	makes a general assignment for the benefit of its creditors;

(iii)	commences a voluntary case under Chapter 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(iv)	files a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)	takes any corporate action for the purpose of effecting any of the foregoing with respect to itself.

21.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the opening of insolvency proceedings (including the taking of preliminary measures of a German insolvency court under section 21 of the German Insolvency Code), the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or a Material Subsidiary (other than a U.S. Company or a French Company) other than a liquidation or reorganisation, in each case on a solvent basis, of a Material Subsidiary;

(b)	a general composition, assignment or arrangement with any creditor of the Borrower or a Material Subsidiary (other than a U.S. Company or a French Company);

(c)	the appointment of an insolvency administrator, a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or a Material Subsidiary (other than a U.S. Company or a French Company) or any of its assets;

(d)	any Material Subsidiary which is a French Company and:

(i)	the bankruptcy, winding-up, dissolution, liquidation or for a transfer of the whole of the business of such French Company;

(ii)	the suspension of payments or a moratorium of any indebtedness of any such French Company;

(iii)	any procédure de conciliation or procédure de sauvegarde in respect of any such French Company; or

(iv)	the making of an administration order or the appointment of a mandataire ad hoc, receiver, conciliator, liquidator, administrator or similar officer in respect of any such French Company, or any of its assets; or

(e)	any Material Subsidiary which is a U.S. Company, without the application or consent of such U.S. Company, in any court of competent jurisdiction, seeking:

(i)	its reorganization, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the U.S. Company or of all or any substantial part of its property; or

(iii)	similar relief in respect of the U.S. Company under any law relating to the bankruptcy insolvency, reorganization, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (i) to (iii) above continues undismissed, or an order, judgment or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of 60 or more days, or an order for relief against the U.S. Company shall be entered in an involuntary case under 11 U.S.C. §101 et seq. of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended, or any analogous procedure or step is taken in any jurisdiction.

21.7	Cessation of Business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

21.8	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

21.9	Invalidity/Repudiation

Any Finance Document becomes invalid or ineffective or the Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.10	Acceleration

Subject to Clause 4.4 (Certain Funds Period) and Clause 4.5 (Clean-up), on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders provided that such Loans (or part thereof) shall cease to be payable on demand if no Event of Default is continuing whereupon such Loans shall continue to be outstanding pursuant to the terms and conditions of this Agreement.

SECTION 8

CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,

to:

(i)	another bank or financial institution;

(ii)	a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; or

(iii)	any other assignee or transferee in connection with the implementation of any customary hedging and/or de-risking instrument,

(the “New Lender”).

22.2	Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)

(a)	The prior written consent of the Borrower is required for an assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) by an Existing Lender, unless:

(i)	in respect of any assignment or assignment and transfer by assumption of contract (Vertragsübernahme) made prior to the end of the Certain Funds Period, the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is made:

(A)	to any person identified in Schedule 12 (Permitted Transferees) or otherwise referred to in paragraph 4.2 of the Syndication and Fees Letter;

(B)	to another Lender or an Affiliate of a Lender;

(C)	if and when an Event of Default (other than a Major Default) has occurred and is continuing, to a bank or financial institution with a long term credit rating of A3 or an equivalent rating (or, in each case, above) assigned at the time the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect to the bank or financial institution by Moody’s and/or any of the two other rating agencies of international standing which are market leaders on the date of this Agreement; or

(D)	if and when a Major Default has occurred and is continuing;

(ii)	in respect of any assignment or assignment and transfer by assumption of contract (Vertragsübernahme) made after the end of the Certain Funds Period, the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is made:

(A)	to a bank or financial institution with a long term credit rating of A3 or an equivalent rating (or, in each case, above) assigned at the time the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect to the bank or financial institution by Moody’s and/or any of the two other rating agencies of international standing which are market leaders on the date of this Agreement;

(B)	to another Lender or an Affiliate of a Lender; or

(C)	if and when an Event of Default has occurred and is continuing.

(b)	In case the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is made after the expiry of the Certain Funds Period to another bank or financial institution, the consent of the Borrower required pursuant to paragraph (a) above must not be unreasonably withheld or delayed. In each case, the Borrower will be deemed to have given its consent ten Business Days after the request of an Existing Lender for such consent has become effective pursuant to Clause 29 (Notices) unless consent is expressly refused by the Borrower within that time.

(c)	The consent of the Borrower to an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) must not be withheld solely because the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) may result in an increase to the Mandatory Cost.

(d)	An assignment will be effective on acceptance by the Agent of an otherwise duly completed Assignment Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to the next sentence, as soon as reasonably practicable after receipt by it of a duly completed Assignment Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, accept that Assignment Certificate. The Agent shall only be obliged to accept an Assignment Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(e)	An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 22.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

(f)	If:

(i)	a Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change had not occurred.

(g)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Certificate confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) becomes effective in accordance with this

Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(h)	No assignment or assignment and transfer by assumption of contract (Vertragsübernahme) may violate any applicable law, including any laws and regulations of the United States of America (or any State thereof).

22.3	Fees

(a)	The New Lender shall, on the date upon which an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect, pay to the Agent (for its own account) a fee of EUR 3,000.

(b)	The Lender shall, on the date upon which a change of Facility Office takes effect, pay to the Agent (for its own account) a fee of EUR 3,000.

(c)	This Clause 22.3 shall not apply to any assignment and transfer by assumption of contract (Vertragsübernahme) by an Original Lender to a New Lender during primary syndication.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower or any other member of the Group;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment or a re-assignment and re-transfer by assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.5	Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Agent accepts an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, accept that Transfer Certificate.

(b)	The Agent shall only be obliged to accept a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 22.8 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Copy of Assignment Certificate, Transfer Certificate or Increase Confirmation to Borrower

The Agent shall, as soon as reasonably practicable after it has accepted an Assignment Certificate, a Transfer Certificate or an Increase Confirmation, send to the Borrower a copy of that Assignment Certificate, Transfer Certificate or Increase Confirmation.

22.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from the Borrower, at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its credit claims resulting from

Loans made under the Finance Documents to secure obligations of that Lender to the European Central Bank, any other supranational bank or any other federal reserve or central bank of any member of the Organisation for Economic Co-operation and Development (OECD) provided that no such assignment, charge, pledge or other Security shall:

(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or other Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.8	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment pursuant to Clause 22.2(d) (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) or assignment and transfer by assumption of contract (Vertragsübernahme) pursuant to Clause 22.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) the Assignment Date or Transfer Date, respectively, of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Assignment Date or Transfer Date, respectively, (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or assigned and transferred by assumption of contract (Vertragsübernahme) by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

23.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

24.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

24.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each other Finance Party hereby relieves the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

24.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 22.6 (Copy of Assignment Certificate, Transfer Certificate or Increase Confirmation to Borrower), paragraph (a) above shall not apply to any Transfer Certificate, Assignment Certificate or Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or any Mandated Lead Arranger as a trustee (Treuhänder) of any other person. Neither the Agent nor any Mandated Lead Arranger has any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	Neither the Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Borrower, the Majority Lenders or the Defaulting Lender.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

Neither the Agent nor any of the Mandated Lead Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Borrower or any other person given in or in connection with any Finance Document or the Information Package;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause pursuant to section 328 para 1 of the German Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or any Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

24.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Frankfurt am Main, London or Luxembourg as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent not rated lower than “A” by Standard and Poor’s Financial Services LLC.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b)

above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13	Relationship with the Lenders

(a)	Subject to Clause 22.8 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a)(iii) of Clause 29.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance

Documents that Party shall be regarded as having received any amount so deducted.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

Unless expressly provided for otherwise in this Agreement no provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party shall be entitled to receive by way of assignment the rights of the Finance Parties to the extent they have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable after notification by the Agent to the Borrower that and to whom such amount is payable with reference to this Clause 26.3 (b).

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of assignment in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign to the relevant Finance Party any claim assigned to it by that Finance Party pursuant to paragraph (a) of Clause 26.3 (Recovering Finance Party’s rights).

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower), Clause 27.4 (Clawback) and Clause 24.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent (unless, for the avoidance of doubt, notified by the Borrower in a Utilisation Request) by not less than five Business Days’ notice.

27.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract)

was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6	No set-off by the Borrower

(a)	All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless:

(i)	the counterclaim is undisputed or has been confirmed in a final non-appealable judgement; or

(ii)	it is a set-off by the Borrower of any satisfiable (erfüllbar) obligation (within the meaning of section 387 of the German Civil Code (Bürgerliches Gesetzbuch)) owed by it under the Finance Documents to any Lender against any obligation owed and expressed to be due and payable by that Lender to the Borrower if:

(1)	at the time the set-off is expressed to take effect, that Lender is a Defaulting Lender (regardless of the place of payment, booking branch of the relevant Lender or currency of either obligation, provided that if the obligations are in different currencies, the Borrower may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off); and

(2)	the Borrower has delivered to the Agent a statement signed by two directors or other authorised signatories of the Borrower certifying the validity (Wirksamkeit) of the relevant obligation owed by that Lender to the Borrower and that such obligation has become due and payable (fällig) to the Borrower but remains unpaid.

(b)	The Agent may rely on any statement delivered pursuant to paragraph (a)(ii)(2) above in accordance with paragraph (a)(ii) of Clause 24.6 (Rights and discretions of the Agent).

27.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 of the German Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to the Borrower; regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or (except in the case of a Utilisation Request) by means of telecommunication (telekommunikative Übermittlung) by electronic mail or attached as an electronic photocopy (“pdf.”, “tif.” or any other format agreed with the Agent) to electronic mail.

29.2	Addresses

The address, fax number and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and each Mandated Lead Arranger, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:

(i)	if by way of fax or telecommunication, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number or electronic mail address or change of address, fax number or electronic mail address pursuant to Clause 29.2 (Addresses) or changing its own address, fax number or electronic mail address the Agent shall notify the other Parties.

29.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents (other than the documents referred to in paragraphs (a) and (b) of item 1 (Corporate documents) of Schedule 2 (Conditions Precedent)) provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence (Beweis des ersten Anscheins) of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the European interbank market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower;

(vi)	any extension of the Availability Period;

(vii)	any provision which expressly requires the consent of all the Lenders; or

(viii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 8.3 (Mandatory prepayment and cancellation from Debt Capital Markets Financings and Target Disposal Events), Clause 22 (Changes to the Lenders) or this Clause 33, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Mandated Lead Arrangers.

33.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has an Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Available Commitment.

(b)	For the purposes of this Clause 33.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” in Clause 1.1 (Definitions) has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

33.4	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 4 Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent such assignment and transfer by assumption of contract (Vertragsübernahme) is permitted by applicable laws and regulations, such Lender shall) assign and transfer by assumption of contract (Vertragsübernahme) pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and, to the extent such assignment and transfer by assumption of contract (Vertragsübernahme) is permitted by applicable laws and regulations, such Lender shall) assign and transfer by assumption of contract (Vertragsübernahme) pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 10 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

34.	CONFIDENTIALITY

34.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality equivalent to the confidentiality requirements set forth in this Clause 34.2 in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or assigns and transfers by assumption of contract (Vertragsübernahme) (or may potentially assign or assign and transfer by assumption of contract (Vertragsübernahme)) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers, in each case provided that the underlying assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is permitted pursuant to the terms of this Agreement;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 24.13 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above (for the avoidance of doubt including any investor or a potential investor in a securitisation (or similar transaction) of a Lender’s rights or obligations under the Finance Documents);

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.7 (Security over Lenders’ rights), in each case provided that the underlying provision of Security is permitted pursuant to the terms of this Agreement;

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality equivalent to the confidentiality requirements set forth in this Clause 34.2 in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

34.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

(i)	name of Borrower;

(ii)	country of domicile of Borrower;

(iii)	place of incorporation of Borrower;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Mandated Lead Arrangers;

(vi)	amount of Total Commitments;

(vii)	currency of the Facility;

(viii)	type of the Facility;

(ix)	ranking of the Facility; and

(x)	Termination Date for the Facility,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (x) of paragraph (a) above is unpublished price-sensitive information.

(d)	In the event:

(i)	of any amendment or restatement of this Agreement;

(ii)	of changes to any of the information previously supplied pursuant to paragraph (a) above; or

(iii)	any Finance Party proposes to disclose to any numbering service provider any information other than the information referred to in paragraph (a) above,

the Agent or (in the case of sub-paragraph (iii) above) the relevant Finance Party may request the Borrower to permit disclosure to any numbering service provider for the purposes referred to in paragraph (a) above of:

(1)	the date of such amendment or restatement; or

(2)	such changes or other information.

The Borrower shall permit such disclosure if, in its reasonable opinion, such disclosure does not conflict with statutory rules of confidentiality applicable to the Borrower or its directors, including the rules of the German Securities Trading Act (Wertpapierhandelsgesetz) relating to unpublished price-sensitive information and if it does permit such disclosure, the Borrower will be deemed to have represented that the respective information is not unpublished price-sensitive information.

(e)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or the Borrower; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower by such numbering service provider.

34.4	Entire agreement

This Clause 34 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

34.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34 (Confidentiality).

34.7	Continuing obligations

The obligations in this Clause 34 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

35.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

36.	JURISDICTION

The district court (Landgericht) of Frankfurt am Main shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement).

37.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

37.1	The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

37.2	If the Parties to this Agreement choose to conclude this Agreement in accordance with Clause 37.1 above, they will transmit the signed signature page(s) of this Agreement to Dr. David Barst, Hengeler Mueller, Fax: +49 69 17095 7 229, E-mail: david.barst@hengeler.com (the “Recipient”). The Agreement will be considered concluded once the Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

37.3	For the purposes of this Clause 37 only, the Parties to this Agreement appoint the Recipient as agent of receipt (Empfangsvertreter) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, the Recipient will have no further duties connected with its position as Recipient. In particular, the Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SCHEDULE 1

The Original Lenders

Name of Original Lender	Commitment (EUR)
Barclays Bank PLC	1,375,000,000.00
Deutsche Bank Luxembourg S.A.	1,375,000,000.00
TOTAL	2,750,000,000.00

SCHEDULE 2

CONDITIONS PRECEDENT

1.	Corporate documents

(a)	Copy of the articles of association (Satzung) of the Borrower.

(b)	Copy of an excerpt (Ausdruck) from the competent commercial register (Handelsregister) of recent date relating to the Borrower.

(c)	Specimen of the signatures of each person authorised to execute the Finance Documents or any document or notice in connection with any Finance Document, in each case on behalf of the Borrower.

(d)	Certification of an authorised signatory of the Borrower that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as of a date no earlier than the date of this Agreement.

(e)	A confirmation by the Borrower’s general counsel confirming that all corporate and other action (including the adoption of board resolutions) required to authorise the entry into, delivery and performance of the Transaction Documents by the Borrower and/or BidCo and/or any other member of the Group (other than a member of the Target Group) which is a party to any Transaction Document has been taken as at the time the relevant Transaction Document was entered into and that any such authorisation continues to be in full force and effect.

2.	Acquisition related documents and evidence

(a)	A copy of the (executed, published or, as applicable, filed) Acquisition Agreement and Tender Offer Documents each in its then current form at the time of delivery (provided that delivery of any such document shall satisfy this condition precedent irrespective of their actual content).

(b)	Evidence that the Target’s board of directors has recommended that holders of Target Shares accept the Offer and tender their Target Shares to BidCo (provided that delivery of a copy of a Schedule 14D-9 that contains such a recommendation and has been filed by the Target with the U.S. Securities and Exchange Commission shall satisfy this condition precedent).

3.	Financial information

(a)	The Original Financial Statements of the Borrower.

(b)	A list of the initial Material Subsidiaries evidencing compliance with the Minimum Coverage Test.

4.	Legal opinions

(a)	Legal opinion from Allen & Overy LLP, legal advisors to the Borrower, as to matters of German law on the due incorporation of, the capacity and authority (in this respect relying on the inhouse certificate referred to under item 1 (e) above) of the Borrower and the valid representation of the Borrower at the execution of this Agreement.

(b)	Legal opinion from Hengeler Mueller, Partnerschaft von Rechtsanwälten, legal advisors to the Mandated Lead Arrangers, as to matters of German law on the legality, validity and enforceability of this Agreement.

5.	Miscellaneous

Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 3

Requests

Part I – Form of Utilisation Request

From: SAP AG

To:     [Agent]

Dated:

Dear Sirs

SAP AG – EUR 2,750,000,000 Credit Facility Agreement

dated 21 May 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	This Utilisation Request is [not] for an Acquisition Utilisation.

3.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[—]	(or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[—]

Amount:	[—]	or, if less, the Available Facility

Interest Period:	[—]

4.

We confirm that (i) each condition specified in Clause 4.2[(b)(i) and] [1] (b)(ii)(A) (Further conditions precedent) is satisfied on the date of this Utilisation Request and (ii) the Repeating Representations are true in all material respects on the date of this Utilisation Request as if made by reference to the facts and circumstances existing on the date hereof.

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.

7.	This Utilisation Request is governed by German law.

[1]	To be inserted only in the case of a Utilisation Request for an Acquisition Utilisation.

Yours faithfully

authorised signatory for
SAP AG

Part II – Form of Selection Notice

From: SAP AG

To:    [Agent]

Dated:

Dear Sirs

SAP AG – EUR 2,750,000,000 Credit Facility Agreement

dated 21 May 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [ ].

3.	[We request that the above Loan[s] be divided into [ ] Loans with the following Base Currency Amounts and Interest Periods: [ ].] or

4.	[We request that the next Interest Period for the above Loan[s] is [ ].]

5.	[We request that the above Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currency [ ]. As this results in a change of currency we confirm that each condition specified in the Agreement which must be satisfied on the date of this Selection Notice is so satisfied. The proceeds of any change in currency should be credited to [account].]

6.	We confirm that the Repeating Representations are true in all material respects on the date of this Selection Notice as if made by reference to the facts and circumstances existing on the date hereof.

7.	This Selection Notice is irrevocable.

8.	This Selection Notice is governed by German law.

Yours faithfully

authorised signatory for
SAP AG

SCHEDULE 4

Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions), or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

EX0.01	per cent. per annum.
300

Where:

(E)	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each

Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORMS OF TRANSFER AND ASSIGNMENT CERTIFICATES

Part I

Form of Transfer Certificate

To: [—] as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

SAP AG – EUR 2,750,000,000 Credit Facility Agreement

dated 21 May 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)):

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring to the New Lender by assumption of contract (Vertragsübernahme) all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)).

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches

Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 24.1 (Appointment of the Agent).

4.	The New Lender confirms, for the benefit of the Agent and without liability to the Borrower, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender].

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by German law.

THE SCHEDULE

Commitment/rights and obligations to be assigned and transferred by assumption of contract (Vertragsübernahme)

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent on [        ].

[Agent]

By:

Part II

Form of Assignment Certificate

To: [            ] as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

SAP AG – EUR 2,750,000,000 Credit Facility Agreement

dated 21 May 2010 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Certificate. Terms defined in the Agreement have the same meaning in this Assignment Certificate unless given a different meaning in this Assignment Certificate.

2.	We refer to Clause 22.2(d) (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all or part of the Existing Lender’s rights, as referred to in the Schedule.

(b)	The proposed Assignment Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender confirms that it will assume the same obligations to the other Finance Parties as it would have been under if the New Lender had been an Original Lender to the extent such obligations relate to the rights proposed to be assigned hereby, including, without limitation, any obligations under Clause 26 (Sharing among the Finance Parties) of the Agreement.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 24.1 (Appointment of the Agent).

5.	The New Lender confirms, for the benefit of the Agent and without liability to the Borrower, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender].

6.	This Assignment Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Certificate.

7.	This Assignment Certificate and any non-contractual obligations arising out of or in connection with it are governed by German law.

THE SCHEDULE

Rights to be assigned

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Certificate is accepted by the Agent on [        ].

[Agent]

By:

SCHEDULE 6

Existing Security

Name of Borrower or Material Subsidiary	Security	Total Principal Amount of Financial Indebtedness Secured

None at present.

SCHEDULE 7

CONFIDENTIALITY UNDERTAKING

[Letterhead of Lender]

To:	[insert name of contemplated recipient of information]

Re:	The Agreement (Syndicated Dual-Currency Term Loan Facility Agreement)

Borrower:	SAP AG
Date:	21 May 2010
Amount:	EUR 2,750,000,000
Agent:	[Deutsche Bank Luxembourg S.A.]

Dear Sirs

We understand that you are considering participating in the Agreement. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to keep confidential and not to disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility (c) to use the Confidential Information only for the Permitted Purpose, (d) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(c) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

(c)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group.

Further, notwithstanding any of the provisions of this letter, we agree that you may disclose to any and all persons, without limitation of any kind, the US tax treatment and US tax structure of the transaction and any materials of any kind (including opinions or other tax analysis) that are provided to you relating thereto other than any information the disclosure of which would breach applicable securities laws.

3.	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2 (c) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) and (c) above.

5.

Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to the agreement documenting the Facility or (b) the date falling twelve months after the date of this letter, provided that in case of this paragraph (b) only if you have received a request pursuant to paragraph 4 (Return of Copies) within that twelve-month period and have not complied with such request by the end of such twelve-month period the obligations in this letter shall continue until you have complied with such request, provided always that (notwithstanding anything to the contrary contained herein) no obligations in this letter shall continue for any reason whatsoever beyond, and shall irrevocably and automatically expire immediately upon, the date falling twenty-four months after the date of this letter.

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)	neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us with the prior written consent of SAP AG.

8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of SAP AG and each other member of the Group - in the form of a third party agreement (echter berechtigender Vertrag zugunsten Dritter, section 328 of the German Civil Code (Bürgerliches Gesetzbuch)).

10.	Third Party Rights Subject to sections 6 and 9 above, the terms of this letter may be enforced and relied upon only by you or us. Notwithstanding any provision of this letter, the parties to this letter require the consent of the Borrower but not of any other Relevant Person to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of the Federal Republic of Germany and the parties submit to the non-exclusive jurisdiction of the district courts (Landgericht) of Frankfurt am Main.

12.	Definitions In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and the Facility including, without limitation, the related information package provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known (and has been lawfully obtained) by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Facility” means the dual-currency term loan facility made available under the Agreement;

“Group” means the Borrower and each of its affiliated entities as contemplated in section 15 of the German Stock Corporation Act (Aktiengesetz);

“Participant Group” means you and each of your affiliated entities as contemplated in section 15 of the German Stock Corporation Act (Aktiengesetz);

“Permitted Purpose” means exclusively considering and evaluating whether to participate in the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Lender]

To:	1. [Lender]
2. SAP AG

We acknowledge and agree to the above:

For and on behalf of

[potential transferee]

SCHEDULE 8

Timetables

	Loans in Euro		Loans in Optional Currency
	AU	Non-AU	AU	Non-AU

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-2 10.00am	U-3 11.00am	U-2 10.00am	U-3 11.00am

Delivery of a duly completed Selection Notice (Clause 10.1 (Selection of Interest Periods))	U-3 11.00am		U-3 11.00am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	—		U-2 12.00 noon	U-3 12.00 noon

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-2 12.30pm	U-3 03.00pm	U-2 12.30pm	U-3 03.00pm

Agent determines amount of Loan in Optional Currency in accordance with Clause 6.2 (Change of currency)	—		U-3 12.00 noon

Agent determines amount of Loan in Optional Currency in accordance with Clause 6.3 (a) (Optional Currency during successive Interest Periods)	—		Quotation Day for the second Interest Period 12.00 noon

EURIBOR or LIBOR is fixed	Quotation Day as of 11:00am Brussels time in respect of EURIBOR		Quotation Day as of 11:00am London time in respect of LIBOR

“AU” =	Acquisition Utilisation

“Non-AU” =	Any Utilisation which is not an Acquisition Utilisation

“U” =	Utilisation Date

“U - X” =	X Business Days prior to Utilisation Date/first day of relevant Interest Period

SCHEDULE 9

Reservations

I.	Germany

1.	The obligations expressed to be assumed under the Transaction Documents are subject to the limitations arising from the laws relating to bankruptcy, insolvency and all other laws affecting the rights of creditors generally.

2.	Any enforcement in Germany of the Transaction Documents will be subject to generally applicable laws as applied by the courts or other competent authority of Germany.

3.	General German law requirements of fair dealing (Treu und Glauben) and public policy may lead to the application of general principles of German law being upheld in German courts or may render contracts or commitments void, voidable, not enforceable in accordance with their terms, or unenforceable.

4.	As regards payments made by a German resident to a non-resident, a notification has to be made to Deutsche Bundesbank for statistical purposes pursuant to section 59 et seq. German Foreign Trade and Payment Regulation (Außenwirtschaftsverordnung). The notification has to be filed by the relevant payor. Any omission of such notification may trigger an administrative fine (Bußgeld) under the Foreign Trade and Payment Regulation, but will neither affect the validity or enforceability of this Agreement nor otherwise cause disadvantageous legal consequences for non-resident legal entities or individuals receiving such payment.

5.	Pursuant to section 489 of the German Civil Code (Bürgerliches Gesetzbuch) the Borrower may repay a loan facility with a variable interest rate at any time with three months’ notice and may repay any loan facility with a fixed interest rate at the end of each period for which the interest is fixed, in each case without having to pay prepayment or breakage costs.

6.	If a shareholder of a German GmbH (Gesellschaft mit beschränkter Haftung) has granted a loan to the GmbH the claim for repayment of such loan will be subordinated as a matter of statutory law in insolvency proceedings over such GmbH’s assets. The same rule applies in connection with other economically equivalent payment claims of the shareholder against the company. Under certain circumstances this may also apply to a third party if such third party has a certain degree of control over the management of the GmbH which puts it in a shareholder-like position.

These principles will, in principle, apply mutatis mutandis to a stock corporation (Aktiengesellschaft) and to third parties having the above-described degree of control over the management of a stock corporation.

7.	If and to the extent that a claim of a Finance Party against the Borrower were to be construed to constitute a shareholder loan pursuant to the criteria set out in item 6 above, any payment by the Borrower on such claim effected within one year prior to the application for the opening of insolvency proceedings would be subject to claw-back by the insolvency receiver.

8.	Where contractual or legal consequences are attached to the occurrence or non-occurrence of an event a German court would have discretion to decide (upon evidence being brought to it) whether such event has occurred.

9.	Any provision in the Finance Documents providing that certain certifications or determinations will be conclusive, binding and authoritative will not necessarily prevent judicial enquiry into the merits of any claim by any aggrieved party.

10.	Any provision in the Finance Documents stating that a notice or other expression of an intention or instruction or power of attorney is irrevocable may be open to challenge in circumstances where there have been material changes in the underlying situation.

11.	Where under the provisions of the Finance Documents any party is vested with a discretion or may determine a matter in its opinion, the laws of Germany may require that such a discretion is exercised reasonably or that such opinion is based on reasonable grounds.

12.	If a German court considers it impossible or unduly burdensome for an obligation to be performed the debtor is discharged from performing such obligation; the debtor may however be held liable for damages.

13.	Within the scope of section 354a of the German Commercial Code (Handelsgesetzbuch), an assignment of monetary claims which are governed by German law would be valid even where this Agreement states that a claim shall not be assignable. This does, however, not apply to claims under a loan agreement where the creditor is a credit institution (Kreditinstitut) within the meaning of the German Banking Act (Kreditwesengesetz).

14.	There is no final precedent in Germany for holding telefax or electronic communications legal, valid and binding in all circumstances; however, where there are no particular legal requirements as to the form, the German Federal Supreme Court has held that any telefax communication actually received by the addressee will be deemed validly given.

15.	If the performance of an obligation is contrary to the exchange control regulations of a member state of the International Monetary Fund, that obligation may be unenforceable in Germany by reason of section 2 (b) of Article VIII of the International Monetary Fund Agreement.

II.	United States of America

The obligations expressed to be assumed and the representations expressed to be given under the Transaction Documents governed by the laws of the United States of America (or any State thereof) are subject to the limitations arising from applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally, general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity.

SCHEDULE 10

Form of Increase Confirmation

To: [    ] as Agent and SAP AG as Borrower

From: [the Increase Lender] (the “Increase Lender”)

Dated:

SAP AG – EUR 2,750,000,000 Credit Facility Agreement

dated 21 May 2010 (the “Agreement”)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement in relation to the part of the increased Commitments which it is to assume.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	[On the Increase Date, the Increase Lender becomes a Party as a Lender.] [1]

6.	[The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 29.2 (Addresses) of the Agreement are set out in the Schedule.] [2]

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase) of the Agreement.

[The Increase Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch)

[1]	Only required if Increase Lender is not a Lender prior to the Increase Date.
[2]	Only required if Increase Lender is not a Lender prior to the Increase Date.

and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 24.1 (Appointment of the Agent).] 3

8.	[The Increase Lender confirms, for the benefit of the Agent and without liability to the Borrower, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender].] [4]

9.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

10.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by German law.

[3]	Only required if Increase Lender is not a Lender prior to the Increase Date.
[4]	Only required if Increase Lender is not a Lender prior to the Increase Date.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [    ].

[Agent]

By:

SCHEDULE 11

Form of Receipt Notice

From: SAP AG

To: [Agent] as Agent

Date:

Dear Sirs

SAP AG – EUR 2,750,000,000 Credit Facility Agreement

dated 21 May 2010 (the “Agreement”)

1.	We refer to the Agreement, in particular Clause 8.3 (Mandatory prepayment and cancellation from Debt Capital Markets Financings and Target Disposal Events) thereof. This is a Receipt Notice. Terms defined in the Agreement have the same meaning in this Receipt Notice unless given a different meaning herein.

2.	We wish to notify you that we have received Available Net Proceeds. The Receipt Date was [insert Receipt Date]. The Euro Proceeds Amount is [insert Euro Proceeds Amount].

3.	This Receipt Notice is governed by German law.

Yours faithfully

authorised signatory for
SAP AG

SCHEDULE 12

Permitted Transferees

Banco Bilbao Vizcaya Argentaria, S.A.
Banco Santander S.A.
Bank of America, N.A
Bank of China Limited
Bayerische Landesbank
BNP Paribas S.A.
Caja de Ahorros y Monte de Piedad de Madrid, CAJA MADRID
Citigroup Global Markets Deutschland AG & Co. KGaA
COMMERZBANK Aktiengesellschaft
Crédit Agricole
Crédit Industriel et Commercial
Credit Suisse
Deutsche Postbank International S.A.
DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt
HSBC Bank Plc
ING Bank N.V.
Intesa Sanpaolo S.p.A.
JPMorgan Chase Bank, N.A.
KfW IPEX-Bank GmbH
Landesbank Baden-Württemberg
Landesbank Berlin AG
Landesbank Hessen-Thüringen Girozentrale
Mediobanca S.p.A.
Mizuho Bank, Ltd
Morgan Stanley Bank, N.A.
Natixis
Nordea Bank Danmark A/S
Raiffeisen Zentralbank Österreich AG

Scotiabank
SEB AG
Société Générale S.A.
Sumitomo Mitsui Banking Corporation
Svenska Handelsbanken AB
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
The Royal Bank of Scotland plc
UBS AG
UniCredit Luxembourg S.A.
WGZ BANK AG Westdeutsche Genossenschafts-Zentralbank

SIGNATURES

THE BORROWER

SAP AG

By:	DR. W. BRANDT	M. JUNGE

Address:	Dietmar-Hopp-Allee 16
69190 Walldorf

Fax:	+49 6227 7 44778

Attention:	Joerg Wiemer

THE MANDATED LEAD ARRANGERS
BARCLAYS CAPITAL

By:	D. DIMOPOULOS

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Fax:	+44 (0) 20 77731572

Attention:	Keith Hatton

DEUTSCHE BANK AG

By:	M. GAAB	H. LOH

Address:	Große Gallusstr. 10-14
60311 Frankfurt am Main

Fax:	+49 69 910 38793

Attention:	Harald Loh

THE AGENT

DEUTSCHE BANK LUXEMBOURG S.A.

By:	S. WALTHER	F.-J. EWERHARDY

Address:	2, boulevard Konrad Adenauer
L-1115 Luxembourg

Fax:	+352 42122 95771

Attention:	International Loans & Agency Services
Franz-Josef Ewerhardy Karlina Belhoste

THE ORIGINAL LENDERS

BARCLAYS BANK PLC

By:	D. DIMOPOULOS

DEUTSCHE BANK LUXEMBOURG S.A.

By:	A. BUDZISCH	M. SINN-CONRAD